NEFF & RICCI
-----------------
             LLP



To the Board of Directors
AutoTradeCenter.com, Inc.

We consent to the incorporation by reference in the registration statement on Form S-1 of AutoTradeCenter.com, Inc. of our report dated May 11, 2000 relating to the consolidated balance sheets of AutoTradeCenter.com, Inc. and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended.



/s/ NEFF & RICCI LLP

Albuquerque, New Mexico
October 20, 2000




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